Contact: Investor Communications (734) 864-5688 or Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600

ADVANCED PHOTONIX, INC. ANNOUNCES DEVELOPMENT AGREEMENT FOR NEXT
GENERATION T-RAY® 4000 SYSTEM

Ann Arbor-November 5, 2010-Advanced Photonix (API) today announced an agreement in principle with In-Q-Tel (IQT) to engineer a low cost terahertz anomaly detection device, and deliver multiple systems for evaluation. IQT, a not-for-profit, strategic investment firm that works on behalf of the U.S. Intelligence Community, is focused on identifying new and emerging commercial technologies that have the potential to give its customer agencies mission-advantage today and in the future.

“We are excited to have reached an agreement in principle with IQT to use our technology currently found in the T-Ray® 4000 to produce a low cost derivative for the security market,” said Richard Kurtz, CEO of API. "With the help of IQT we expect to work with the end users, accelerate the testing and evaluation, and deliver multiple fully functioning systems for evaluation within one year. The fact that the T-Ray® platform is being considered for this mission speaks volumes to the performance of our system.”

The T-RAY® 4000 produces ultrashort pulses of terahertz light that allow a variety of unique and novel applications to be investigated. The system’s patented fiber coupling permits automated or manual positioning of the sensor heads. As a result, users can examine any size object in place, thereby eliminating the need to fit the object into a specialized sample chamber. The excellent signal-to-noise ratio of the T-Ray® platform allows even thick samples to be scanned effectively.

As a strategic partner for the Intelligence Community (IC), IQT understands complex customer requirements and constantly surveys the leading edge of the commercial marketplace in order to identify, adapt, and deliver technology solutions to its customers. This technology development agreement is designed to apply API’s terahertz technology to anomaly detection. Delivered in the form of a handheld device or “wand,” this technology is intended to detect external objects on the body of a person without the need for imaging or a lengthy physical pat-down procedure, avoiding the associated privacy concerns and time-consuming image review.

“We are pleased to be partnering with API to provide this important technology capability to our customers,” said William Strecker, Executive Vice President of Architecture & Engineering and CTO at IQT. “Upon execution, this agreement will allow us to work together with API to adapt the product to fit customer needs.”

The proposed $1,800,000 development program is designed to advance API’s product to accommodate increased anomaly detection needs. The Transportation Security Administration (TSA) is providing funding to IQT for -this development effort-.

The agreement in principle includes a royalty agreement that is based on sales to entities other than the U.S. Government of the commercialized anomaly detection device developed under this technology development agreement. The royalty has both a monetary cap and time limit associated with all sales.

Separately, API also announced that it had entered into a Securities Purchase Agreement (SPA) with IQT pursuant to which API agreed to issue and IQT agreed to purchase approximately 198,524 shares of API’s Class A Common Stock at a price of $1.0074 per share. The closing of the SPA is subject to receipt of NYSE Amex approval of an additional listing application covering the shares of Class A Common Stock issued in connection with the SPA (the Listing Application) and other closing conditions customary for transactions of this nature.

Execution of definitive documentation with respect to the proposed development agreement and royalty agreement is anticipated within the next ten business days and is subject to NYSE Amex’s approval of the Listing Application and the satisfaction or waiver of the closing conditions to the SPA.

Contact: Investor Communications (734) 864-5688 or Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600

About Advanced Photonix, Inc.
Advanced Photonix, Inc. (R) (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

About IQT
In-Q-Tel is the not-for-profit, strategic investment firm that works to identify, adapt, and deliver innovative technology solutions to support the missions of the U.S. Intelligence Community. Launched in 1999 as a private organization, IQT’s mission is to identify and partner with companies developing cutting-edge technologies that serve the national security interests of the United States. Working from an evolving strategic blueprint defining the Intelligence Community’s critical technology needs, IQT engages with entrepreneurs, startups, researchers, and investors to deliver technologies that provide superior capabilities for the CIA and broader Intelligence Community. For more information, visit www.iqt.org.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G